Exhibit (n)(2)

Grant Thornton LLP Grant Thornton Tower 171 N. Clark Street, Suite 200 Chicago, IL 60601-3370 T 312.856.0200 F 312.565.4719 grantthornton.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Vivaldi Opportunities Fund

Opinion on financial statement schedule

We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) the financial statements of Vivaldi Opportunities Fund (the “Fund”) referred to in our report dated May 30, 2018, which is included in the annual report included in Exhibit B of this Registration Statement. Our audit of the financial statements also included the audit of the Senior Securities table appearing on page 15. In our opinion, this financial statement schedule, when considered in relation to the financial statements as a whole, presents fairly, in all material respects, the information set forth therein.

Basis for opinion

This financial statement schedule is the responsibility of the Fund’s management. Our responsibility is to express an opinion on the Fund’s financial statement schedule based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Fund in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

/s/ GRANT THORNTON LLP

Chicago, Illinois

December 7, 2018